                                                                       EXHIBIT 8
August 17, 2000

Board of Directors
First Place Financial Corp.
185 East Market Street
Warren, OH 44482

Ladies and Gentlemen:

   We have acted as counsel to First Place Financial Corp., a Delaware corporation ("FIRST PLACE"), in connection with the proposed merger of FFY Financial Corp., a Delaware savings and loan holding company ("FFY FINANCIAL") with and into FIRST PLACE (the "Merger") pursuant to the terms of the Agreement And Plan of Merger dated as of May 23, 2000 (the "Merger Agreement") followed immediately by the merger of FFY Bank ("FFY BANK"), a federally chartered savings and loan association and wholly-owned subsidiary of FFY FINANCIAL, with and into First Federal Savings of Warren ("FIRST FEDERAL"), a federally chartered savings and loan association and wholly owned subsidiary of FIRST PLACE, (the "Subsidiary Merger") pursuant to the terms of an Agreement And Plan of Subsidiary Merger (the "Subsidiary Merger Agreement"), by and among FIRST PLACE, FIRST FEDERAL, FFY FINANCIAL and FFY BANK, each as described in the Proxy Statement/Prospectus filed by FIRST PLACE with the Securities and Exchange Commission (the "Prospectus"). This opinion is being rendered pursuant to your request as required by Section 7.1(f) of the Merger Agreement. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Merger Agreement.

   In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Prospectus, and such other documents (the "Documents") as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, or photostatic copies, and the authenticity of the originals of such copies, (ii) that each document reviewed by us has been or will be fully executed and delivered in substantially the same form, is or will be in full force and effect, and has not been and will not be amended or modified in any respect,
(iii) that all parties to the documents at all times had and will have full corporate power, authority, legal capacity, and the legal right to enter into and perform all their obligations under those documents and to observe and perform the terms and conditions thereof, and (iv) that the factual matters, statements, and recitations contained in the documents we have examined are accurate, true, and correct.

   It is our opinion that the discussions described under the captions "Tax Consequences" and "Material United States Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus filed by FIRST PLACE with the Securities and Exchange Commission, are a fair and accurate summary of the matters addressed therein.

   We hereby consent to the use of our name in connection with the discussions described under the caption "Material United States Federal Income Tax Consequences of the Merger." In giving the foregoing consent, we do not thereby admit we come within the category of Persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

   The opinion set forth in the second preceding paragraph is based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinion is based. The opinion expressed herein is limited as described herein.

   In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of changes in the event there is any change in legal authorities, facts, assumptions or Documents on which this opinion is based (including the taking of any action by any party to the Documents pursuant to any opinion of counsel or a waiver) or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion, unless we are specifically engaged to do so. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a contrary position to one or more of the positions reflected in the foregoing opinions, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service. This opinion may not be relied on in connection with any transactions other than the transactions contemplated herein.

                                          Sincerely,

                                          /s/ Patton Boggs LLP

                                       2